LOUIS DREYFUS NATURAL GAS CORP.

DOMINION OKLAHOMA TEXAS EXPLORATION & PRODUCTION, INC.

CONSOLIDATED NATURAL GAS COMPANY

and

LaSALLE BANK NATIONAL ASSOCIATION, formerly known as LaSalle National Bank

                                                                Trustee

_____________

First Supplemental Indenture

Dated as of November 1, 2001

to Indenture dated as of December 11, 1997

between

Louis Dreyfus Natural Gas Corp.

and

LaSalle Bank National Association, formerly known as LaSalle National Bank,

                                                                                                       Trustee

_____________

THIS FIRST SUPPLEMENTAL INDENTURE (the "First Supplemental Indenture"), dated as of November 1, 2001, among Louis Dreyfus Natural Gas Corp., an Oklahoma corporation (the "Predecessor Company"), Dominion Oklahoma Texas Exploration & Production, Inc., a Delaware corporation (the "Company"), Consolidated Natural Gas Company, a Delaware corporation and promptly after consummation of the Merger, the parent of the Company (the "Guarantor"), and LaSalle Bank National Association, a national bank, formerly known as LaSalle National Bank, as Trustee (the "Trustee"), to the Indenture between the Predecessor Company and the Trustee, dated as of December 11, 1997, as amended or supplemented from time to time (the "Indenture").

W I T N E S E T H:

WHEREAS, the Predecessor Company has agreed to merge into the Company, with the Company as the surviving entity (the "Merger"), pursuant to that certain Agreement and Plan of Merger dated as of September 9, 2001, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of September 17, 2001, by and among the Predecessor Company, the Guarantor and Dominion Resources, Inc., a Virginia corporation;

WHEREAS, Sections 5.01 and 5.02 of the Indenture provide that the Predecessor Company may not consolidate or merge into any corporation unless, among other things, no default or event of default exists under the Indenture, and the corporation into which the Predecessor Company merges (i) assumes, by supplemental indenture, the due and punctual payment of the principal of, and the premium, if any, and interest on, all the Securities then outstanding (ii) assumes, by supplemental indenture, the performance of every other covenant and obligation of the Indenture on the part of the Predecessor Company to be performed or observed;

WHEREAS, pursuant to Section 5.02 of the Indenture, upon execution of a supplemental indenture and satisfaction of the other conditions set forth in the Indenture, the successor corporation shall succeed and be substituted for the Predecessor Company and thereafter from time to time such corporation may exercise each and every right and power of the Predecessor Company under the Indenture, in the name of the Predecessor Company or its own name;

WHEREAS, to comply with Sections 5.01 and 5.02 of the Indenture, the Predecessor Company desires that the Company assume all of the obligations of the Predecessor Company under the Indenture and the Securities;

WHEREAS, in consideration of certain benefits that will flow to the Guarantor as parent of the Company, the Guarantor has agreed to guarantee all of the obligations of the Company under the Indenture and the Securities, including without limitation the full and punctual payment of principal of, and premium, if any, and interest on the Securities when due and the full and punctual performance, within applicable grace periods of all other obligations of the Predecessor Company;

WHEREAS, upon the Guarantor's guarantee of the obligations of the Company under the Indenture or the Securities, the Guarantor and the Company desire that the SEC reports required to be provided under the Indenture shall be those of the Guarantor rather than those of the Company;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Predecessor Company, the Company, the Guarantor and the Trustee may enter into a supplemental indenture without the consent of any Securityholder on matters (i) that do not adversely affect the rights of any Securityholder and (ii) that add guarantees with respect to the Securities; and,

WHEREAS, all conditions and requirements necessary to make this First Supplemental Indenture a valid, binding and legal instrument have been done and performed and the execution and delivery hereof have been in all respects duly authorized.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

ASSUMPTION OF OBLIGATIONS

Section 1.1 Pursuant to Sections 5.01 and 5.02 of the Indenture, the Company hereby expressly assumes, effective upon the consummation of the Merger, the due and punctual payment of the principal of, and premium, if any, and the interest on, all the Securities outstanding as of the date hereof and the performance and observance of each and every covenant and condition of the Indenture on the part of the Predecessor Company to be performed or observed.

Section 1.2 Pursuant to Section 5.02 of the Indenture, effective upon the consummation of the Merger, the Company hereby succeeds and is substituted for the Predecessor Company with the same effect as if it had been named in the Indenture as a party thereto, and hereafter from time to time the Company may exercise each and every right and power of the Predecessor Company under the Indenture, in the name of the Predecessor Company or its own name; and any act or proceeding by any provision of the Indenture required or permitted to be done by any board or officer of the Predecessor Company may be done with like force and effect by the like board or officer of the Company.

ARTICLE II

GUARANTEE OF OBLIGATIONS

Section 2.1 Effective upon the consummation of the Merger, the Guarantor irrevocably and unconditionally guarantees (the "CNG Guarantee"), to each Holder of Securities and to the Trustee and its successors and assigns, (i) the full and punctual payment of principal of, and premium, if any, and interest on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture (including obligations of the Trustee) and the Securities and (ii) the full and punctual performance within the applicable grace periods of all other obligations of the Company under the Indenture and the Securities.

Section 2.2 The Guarantor further agrees that the CNG Guarantee constitutes a guarantee of payment, performance and compliance and not merely of collection.

Section 2.3 The obligation of the Guarantor to make any payment hereunder may be satisfied by causing the Company to make such payment.

Section 2.4 The Guarantor also agrees to pay any and all costs (including reasonable attorneys' fees) incurred by the Trustee or any Holder of Securities in enforcing any of their respective rights under the CNG Guarantee.

ARTICLE III

SEC REPORTING OBLIGATIONS

Section 3.1 Effective upon the consummation of the Merger, Section 4.02 of the Indenture is hereby deleted and replaced with the following:

"SECTION 4.02. SEC REPORTS. The Guarantor shall file with the Trustee and each Holder, within 15 days after it files the same with the SEC, copies of the annual reports, quarterly reports and the information that the Guarantor is required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. Notwithstanding that the Guarantor may not be subject to the periodic reporting requirements of the Exchange Act, it will nonetheless continue to file with the SEC and deliver to the Trustee and each Holder of Securities such annual reports, quarterly reports and other information which are specified in Section 13 or Section 15(d) of the Exchange Act. The Guarantor shall also comply with the provisions of TIA Sec. 314(a). Notwithstanding anything to the contrary herein, the Trustee shall have no duty to review such documents for purposes of determining compliance with any provisions of this Indenture."

Section 3.2 Notwithstanding anything to the contrary herein, the Trustee shall have no duty to review the documents referenced in Section 3.1 above for purposes of determining compliance with any provisions of the Indenture.

ARTICLE IV

EFFECTIVE TIME

Section 4.1 This First Supplemental Indenture shall become effective immediately upon its execution by the parties hereto and without any further action by any person as of the date hereof.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1 Termination of Predecessor Company's Obligations. Effective upon the consummation of the Merger and the execution of this First Supplemental Indenture, the obligations of the Predecessor Company under the Securities and the Indenture shall terminate.

Section 5.2 Indenture. The Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed; this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided; and all the terms, conditions and provisions of the Indenture shall remain in full force and effect.

Section 5.3 Governing Law. This First Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance therewith.

Section 5.4 Recitals. The recitals herein contained are made by the Predecessor Company and the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

Section 5.5 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 5.6 Defined Terms. Capitalized terms used herein without definition have the meanings assigned such terms in the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the date hereof.

LOUIS DREYFUS NATURAL GAS CORP.

By: /s/ Jeffrey A. Bonney

Name: Jeffrey A. Bonney
            Title: Executive Vice President & CFO

DOMINION OKLAHOMA TEXAS EXPLORATION & PRODUCTION, INC.

By: /s/ G. Scott Hetzer

            Name: G. Scott Hetzer
            Title: Senior Vice President and Treasurer

CONSOLIDATED NATURAL GAS COMPANY

By: /s/ G. Scott Hetzer

             Name: G. Scott Hetzer
             Title: Senior Vice President and Treasurer

                         LaSALLE BANK NATIONAL ASSOCIATION, as Trustee

By: /s/ Victoria Y. Douyon

Name: Victoria Y. Douyon
            Title: First Vice President